Exhibit 99.2
LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
April 26, 2007
4:00 pm CT

Operator:	Welcome to the Endologix First Quarter conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press Star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press Star 0 for operator assistance.

As a reminder this conference is being recorded today, April 26, 2007. I would now like to turn the conference over to Ms. Jody Cain. Please go ahead ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer.

This afternoon Endologix issued a press release announcing financial results for the 2007 first quarter. If you have not received this news release or if you’d like to be added to the company’s distribution list please call Lippert/Heilshorn in Los Angeles at (310) 691-7100 and speak with Eleanor Tang.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s web site for the next 14 days.

Before we begin I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws.

These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, April 26, 2007.

Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said I’d like to turn the call over to Paul McCormick. Paul?

Paul McCormick:	Thank you Jody and I’d like to extend my thanks to each of you for joining us on today’s call. I am pleased to report another quarter of excellent progress.

We are reporting our ninth consecutive quarter of domestic sales growth. Our first quarter domestic sales grew by 142% from prior year and by 25% sequentially. And our total product revenues for the first quarter increased by 134% year over year and by 37% sequentially.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

As an update on our sales force we currently have representatives in 41 U.S. territories which is down from the 45 territories we reported during our February call.

The decrease is due to normal turnover rates and four of the representatives who have left the company were among our newer hires with an average of eight months on the job.

As previously stated we plan to maintain our sales force at about the current level during the first half of 2007. We will continue to evaluate our staffing needs and make additional hires if deemed appropriate in the second half of this year or in early 2008.

While it’s been a short time since our last conference call we have several significant achievements to report. Among these is our FDA approval to manufacture our own ePTFE graft material that we use in the Powerlink system.

Specifically ePTFE is the material that covers the Powerlink’s self expanding stent cage. Our in-house ePTFE meets precisely the same specifications as that is currently in use in Powerlink system production.

While the investment was significant the ability to produce our own graft material will provide us with greater control over our supply and our manufacturing process and results in a significant positive impact on gross margins.

As discussed on prior calls, the rising cost for ePTFE material has impacted margins in the past several quarters. We believe that producing this material in-house will increase margins by 1500 to 1800 basis points and we expect to

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

begin benefiting from this impact early in 2008 after we have worked through our inventories of purchase material.

We will give greater specificity to the timing of that impact when we provide guidance for 2008. At this time I’d like to turn the call over to Bob.

Bob Krist:	Thanks Paul and good afternoon to all. Well as was mentioned the year over year total product revenue for the first quarter grew by the 134% to $6.3 million from $2.7 million in 2006 and was up by 37% sequentially from $4.6 million in the fourth quarter of 2006.

Domestic product sales increased by 142% to $5.1 million from $2.1 million last year and also increased by 25% sequentially from $4.1 million in the fourth quarter. And international sales were $1.1 million, more than doubled from $559,000 in last year’s first quarter and from $456,000 in the fourth quarter.

While this year’s performance included roughly $300,000 of stocking orders from LeMaitre Vascular, it would still reflect approximately 50% real growth in year over year international sales excluding that amount.

Overall gross margin was 59% in the first quarter of 2007 which was unchanged from the first and fourth quarters of 2006. The cost impact from the higher purchase price of the ePTFE graft raw material was fully offset by higher average selling prices and by the stronger mix of direct U.S. commercial sales which generate higher gross margins compared with international sales made to distributors.

Total operating expenses were $8.4 million in the first quarter this year compared with $5.9 million in the prior year quarter. The increase reflects the

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

almost doubling of the domestic sales force which fueled the 142% increase in domestic sales between those periods.

Correspondingly sales and marketing expenses doubled to $5.2 million in the first quarter compared with $2.6 million in the 2006 first quarter.

On the other hand research, development, and clinical expenses for the quarter were $1.6 million, down slightly from $1.7 million in the first quarter of 2006 and general and administrative expenses of $1.6 million were unchanged from the first quarter of 2006.

Operating expenses in the first quarter included $460,000 of stock based compensation compared with $348,000 in the first quarter of 2006. That total stock option expense amounted to $513,000 overall for the quarter including $53,000 charged to cost of sales.

The breakdown on the operating expense lines was $53,000 - or pardon me, $95,000 to R&D; $173,000 to sales and marketing; and $192,000 to G&A.

The net loss for the first quarter of 2007 was $4.4 million or 10 cents per share which compares with a net loss of $4.1 million or 11 cents per share for the first quarter of 2006. The $513,000 of stock option expense equaled 1 cent per share in the quarter which compared with $348,000 in 2006, also 1 cent per share.

On the balance sheet total cash and marketable securities at March 31, 2007 were $15.3 million compared with total cash and marketable securities at December 2006 of $20.2 million.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

During the first quarter accounts receivable days averaged 53 including both domestic and international accounts and the DSO at quarter end was also 53 days. Inventory turnover improved from roughly 15 months at December to approximately 11 months at the end of the first quarter.

And finally we continue to expect our available cash together with our $5 million revolving credit line to provide ample working capital flexibility for Endologix to become sustainably cash flow positive in 2008. With that I’ll turn the call back over to Paul.

Paul McCormick:	Thanks Bob. As an update on Japan we expect regulatory approval for the Powerlink system in the next several months, consistent with our previously announced timeline and to initiate a commercial product introduction in the second half of this year. We continue preparations for our market entry.

Turning to our development activities, we continue to upgrade the Powerlink system to simplify the treatment of patients with even complex anatomies. We are exceptionally excited about the incorporation of our SurePass contralateral wire system into the Powerlink system.

The SurePass takes advantage of the Powerlink’s unique design by allowing physicians to retain guide wire access through the contralateral limb during deployment to facilitate adjunctive procedures. This is important as physicians are not always able to predict their need to access the contralateral limb.

The SurePass was first used by noted endovascular surgeon and thought leaders Drs. Venkatesh Ramaiah and Grayson Wheatley from the Arizona Heart Hospital and Dr. O.W. Brown from the William Beaumont Hospital in Royal Oak, Michigan.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

Each of these well respected physicians has publicly commented on their positive experience with this product enhancement and we expect that we will have the SurePass fully integrated into the Powerlink system later this year.

The SurePass in combination with the Powerlink unibody design eliminates any of the complex guide wire maneuvers required by the competitive devices to assemble their modular components or to establish guide wire access following stent graft deployment.

The combination of the Powerlink unibody design with SurePass provides a competitive advantage and now permits physicians greater control which can further reduce procedure times even in complex cases.

The strong initial reception of the SurePass is also good news in terms of our third generation delivery system, the Visiflex Integrated System or IS. We are developing the IS to include all the benefits of our current Visiflex delivery catheter and incorporate SurePass. The IS will also eliminate the front sheath which currently deploys the main body of the Powerlink, further simplifying the procedure.

In reviewing our clinical programs we have two ongoing trials using the Powerlink system to treat AAA patients with large diameter aortic necks. I am pleased we have completed enrollment of 58 of 60 patients in our study using a 34 millimeter proximal extension in conjunction with our FDA approved Powerlink bifurcated system. This protocol requires a one year follow up and we expect to submit data from this trial in the second half of 2008.

In the second trial we added a 34 millimeter Powerlink bifurcated model to our ongoing super renal device trial. This study has an enrollment target of

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

193 patients and to date 147 patients have been enrolled. This clinical study also requires a one year patient follow up period.

We will also begin a third clinical protocol using a Powerlink system to treat AAA patients with large diameter aortic necks. The study will use a 34 millimeter Powerlink infrarenal bifurcated system.

This study will require enrollment of 63 patients and those patients will require one year follow up. Site selection is ongoing and we expect to begin enrollment in the third quarter of this year.

In March we announced the successful treatment of our first thoracic aortic dissection patient with the Powerlink dissection stent system. Since that announcement two more patients have been treated with the Powerlink DSS.

These patients were treated as part of a feasibility study we are conducting in three German clinical sites. If all goes as planned we will look to initiate an FDA pivotal trial in early 2008.

Before opening the call to questions I’d like to affirm our financial guidance. We expect to report full year 2007 product revenues from both domestic and international sales of $25 million to $29 million which represents an increase of 73% to 101% compared with product revenues in 2006.

For the full year 2007 we expect gross margins will be in the 57% to 61% range which is in line with gross margins reported in 2006. Our total operating expenses for 2007 are expected to range from $31 million to $33 million representing a 16% to 23% increase over 2006.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

In terms of operating revenues our G&A infrastructure is at a size we believe is adequate to support operations for the foreseeable future. We expect that most of the 2007 operating expenses increase over 2006 will be in sales and marketing reflecting the build out of our sales force. And we expect only modest increases in R&D and clinical expenses.

Additionally we are affirming our belief that our resources are sufficient to support our sales force and our current R&D activities and as Bob mentioned to see us through to cash flow positive from operations expected in 2008.

In closing we are making excellent progress toward our objective to become a leader in the fast-growing AAA market. We expect to benefit from the increased tenure of our sales representatives. We are excited by the enthusiastic early customer response to SurePass.

We achieved a very significant strategic milestone in securing FDA approval to produce PTFE giving us greater control over the supply of this key material and dramatically lowering our cost and our future cash needs.

We believe we have found a strong distribution partner for the Powerlink in key European markets. We anticipate receiving approval for the Powerlink in Japan with a commercial launch expected in the second half of 2007. We are sufficiently capitalized to become cash flow positive and we are well positioned for future growth. With that said I’d like to open the call to your questions. Operator?

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press Star then the number 1 on your telephone.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

If your question has been answered and you wish to withdraw your question you may do so by pressing the Star then the number 2 on your keypad. If you are using a speakerphone please pick up your handset before entering your request.

Again we request that if you have pressed Star 1 to ask a question before this time please press it once more to ensure you enter into the queue. One moment please for the first question.

Paul McCormick:	While we’re waiting for the first question I am pleased to let you know that updated data from the Powerlink pivotal study will be presented at the Society of Vascular Surgery meeting on Sunday, June 10 in Baltimore.

The update on this cohort will include patients followed for as long as six years. Of note, manuscripts from SVS presentations are usually published in the prestigious peer reviewed Journal of Vascular Surgery. Okay Operator we’re ready for the first question.

Operator:	Yes sir, your first question comes from Christopher Warren with Sun Trust.

Christopher Warren:	Thank you very much Paul. Could you comment a bit on account penetration, incremental account penetration during the quarter? I know you’ve added sales force but can you just talk about how maybe that’s — you’re also getting more penetration per account?

Paul McCormick:	Yeah, you know, since we’ve started to give our guidance we haven’t broken it down. But to give you some general idea, if we look back 12 months we have revenue from just over 300 hospitals. One hundred forty of those accounts have contributed 80% of the product revenue over the last 12 months.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

So it’s an indication we’re selling deeper in our more tenured territories as well as opening new accounts in the new and more established territories. So it’s — our growth is really coming from a combination from both.

Christopher Warren:	Okay thanks very much Paul, appreciate it.

Paul McCormick:	You bet.

Operator:	Our next question comes from Shawn Fitz with Stephens.

Shawn Fitz:	Hey Paul and Bob, good afternoon and congratulations on the quarter.

Bob Krist:	Thanks.

Paul McCormick:	Thanks Shawn.

Shawn Fitz:	Hey, just to dig down a little bit more deeply in this recent approval to manufacture your own graft material and the kind of impact that could have on your long term profitability, Paul correct me if I’m wrong but you indicated it could positively impact your margins by 1500 to 1800 basis points longer term. Is that accurate?

Paul McCormick:	Oh yeah. And when you say longer term, you know, basically how we see it, you know, and we have purchased material, we have material of our own. As it feathers in we would expect to potentially see some — potentially some impact by the end of the year and then over the course of the next quarter or two, you know, we would then reach, you know, full impact of the 1500 to 1800 basis points.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

Shawn Fitz:	And so once this positive benefit is fully realized Paul then we could be looking at a gross margin in the range of kind of 70% to 75%?

Paul McCormick:	Yes sir.

Shawn Fitz:	And that’s — that comes from your graft material development only, right?

Paul McCormick:	Yes sir.

Shawn Fitz:	Okay, all right. Thanks guys. I’ll get back in the queue.

Paul McCormick:	You bet.

Operator:	Once again ladies and gentlemen as a reminder, to register for a question please press Star then the number 1 on your telephone. Again please press Star then the number 1. Your next question comes from Bob Poole with Bricoleur Capital.

Bob Poole:	Hi Paul and Bob. All that 1500 to 1800 basis point number, big number, much more than I thought.

Paul McCormick:	I’m sorry to disappoint.

Bob Poole:	Yeah well you did that — you disappointed a number of times in this call by large amounts. Anyway so that’s something, I mean, if you look out into 2008 you could be talking about something like I don’t know, $6 million or something. I know you’re not projecting revenues or anything.

But how much did you have to, I mean, in your capital expenditures, you know, over the — you’ve said you’ve made significant capital investments. But

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

if you look back over, you know, the last year you haven’t really made that much. How much in the aggregate did you invest for that kind of that $6 million payback?

Paul McCormick:	Yeah Bob, we invested about $2-1/2 million to $3 million over the last two to three years and so we expect that this initial investment supported with kind of normal maintenance and spare parts, you know, provides sufficient capacity to, you know, 2009, 2010.

Bob Poole:	Yeah well just a fantastic investment and thanks, great job. And then I think Bob you gave some numbers which suggested that you thought the inventory stocking was on the order of about — was it on the order of about $400,000 in the quarter?

Bob Krist:	It’s hard to know precisely but in the range of say $300,000 and we had made an earlier shipment at the end of December which was included in 2006 revenues of about $260,000.

So I think somewhere in that $500,000 to $600,000 cumulative number represents a pretty solid initial stocking position there and I wouldn’t expect that impact to be very significant in future quarters.

Bob Poole:	Okay but what is — what does strike me as significant is if there was only $300,000 of stocking in this quarter you’re saying there was, you know, $800,000 of product that, you know, went into them and also went out. So it seems like they’re doing — your new guy’s doing a much better job of selling than your old guy.

Paul McCormick:	Yeah, keep in mind that we have other distributors besides LeMaitre. You know, LeMaitre is our largest distributor but, you know, we have a distributor

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

in Italy, we have a distributor in Argentina, we have opened up a couple of small countries.

So, you know, I’ll just — I would characterize we’re very pleased with LeMaitre is doing and they have solid people on the ground, they are aggressively going after this. I think we’re important to them and so I think it’s a very good relationship.

Bob Poole:	But is something like the actual sell through if we can call it that in this quarter, is that sort of representative of what you think the international — the European business, you know, what the European based business is now?

I mean, you haven’t, I mean, I guess you were tracking towards $700,000 to $800,000 quarters but then, you know, the last half of last year had gone significantly below that. I mean, is this sort of representative level?

Paul McCormick:	I think we’ll do $25 million to $29 million in sales in 2007.

Bob Poole:	Fair enough, okay.

Paul McCormick:	The only thing I would perhaps add to that is in the last half of last year it was already clear that Edwards was not going to continue on and so they were doing their very best of course to move down their inventory position. And so I think we saw a little bit the inverse of the stocking order happening in the last two quarters of last year.

Bob Poole:	Okay, great. When you guys talk about positive cash flow in 2008 you’re saying you — that means you will have positive cash flow for the year or that you will have positive cash flow — you will start to have positive cash flow sometime during the year?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

Paul McCormick:	Yeah we’ll turn cash flow positive and sustain that but not necessarily — we haven’t given guidance that we’d be cash flow positive for the year.

Bob Poole:	Okay, very good, but I guess $6 million helps, right? And then finally the salespeople who left, sort of when did they leave? Did they leave around the same time?

Paul McCormick:	No it was turnover in the quarter. And, you know, it wasn’t totally unexpected. You know, you would expect to see in a group and you have to separate out people who have been over a year or so, you know, because they’ve gotten it if you will. And so you wouldn’t — it wouldn’t be surprising to see, you know, a 15% to 20% turnover of relatively new hires.

And so we had a few people that turned over within the early group. We’ve already replaced one of them with somebody who actually had commercial AAA experience.

And we’ve also added our first clinical specialist, somebody who has strong clinical skills who will be helping to cover cases in a geography that’s pretty busy.

And so where that makes sense we’ll utilize that as a strategy as well. So headcount is probably in the field is 42. You know, we replaced one and put in a clinical specialist but we did that without impacting top line.

Bob Poole:	Yeah what I was trying to really get a handle on there Paul was, you know, you don’t sort of break that, you don’t give sort of the breakdown by classes anymore of sales force.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

But it would seem that the — given that you lost a few people to sales and given that, you know, revenues came in where they did, it would seem like the sales force productivity was tracking sort of, you know, sales force productivity was good in the quarter.

Paul McCormick:	Yeah the productivity in the tenure are still very much a strong marker. The reason we don’t get into it in depth anymore is the challenge is as you promote somebody, put a new rep in that territory, you switch some geographies.

It really, you know, when you start getting out to 40 reps it becomes — it requires too much dissection to really get to the meat of it and so that’s why we give the guidance for the year.

Bob Poole:	Okay great. And then finally could you actually potentially — would there be anybody that you could actually sell grafts to, graft material to? Could you be sort of an — could you go from being an importer to an exporter of graft material?

Paul McCormick:	You know, could you? I guess possibly. You know, keep in mind the graft material that we make is specific, has the specifications that we have. You know, our graft material is different.

The PTFE we use is different than the traditional bypass PTFE and, you know, for us when you consider the average selling prices and now that margins to sell one more device domestically, it becomes a little distracting and defocusing to try to become an OEM manufacturer.

We’d rather put all our resources in doing things like the thoracic aortic dissection product, a hybrid product of that, or different permutations. It’s a

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

core competency but we want to apply that core competency now to higher yield endeavors.

Bob Poole:	Right, well great job guys. Thank you very much, talk to you soon.

Operator:	Your next question comes from Daniel Mallin with WBB Securities.

Daniel Mallin:	Hi, congratulations on the quarter. It’s nice to see some good upside.

Paul McCormick:	Hey Dan.

Daniel Mallin:	Hey. Specifically, a couple of questions. I’m wondering if you could give us just a little bit more insight into Japan. I know you had said that you should be beginning commercial sales in 2008. Is there any progress specifically during the quarter in addressing some of the concerns that were brought up in your December press release?

Paul McCormick:	Yeah we had the expert panel, we gave them the responses. It was fascinating that all the questions had to do with some of the animal pathology studies. There were no questions on the clinical results and no questions from people on the panel who were truly vascular surgeons. So that’s the indication we had.

Our belief is in the first part of May right after the holidays that there will be a meeting between our distributor and the authorities to get clarity where they’re at. I mean, you know, they are — give us the direction. Does there have to be another expert panel meeting? Were there any other questions that didn’t get resolved?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

You know, our plan right now is our distributor is — are getting physicians trained in Germany in preparation for our launch. So we’re very bullish on Japan.

Daniel Mallin:	And any update in terms of the insurance issues that I guess Cook is addressing on your behalf and on their own?

Paul McCormick:	Yeah and I’m sure they want to specifically do it on our behalf but isn’t it nice to tag along?

Daniel Mallin:	Well I guess what I’m asking is are you aware of ...

Paul McCormick:	The reimbursements are set as of April and so the way the pricing works over there, the — as we calculate it out, average selling price per case will be higher than it is in the U.S. but then that’s reduced by the hospital takes a percentage of that.

And then there’s a layer in the distribution channel in Japan that in essence performs the materials management function for multiple hospitals. They get a percentage. And then we will be tied to a price, a transfer price as a percentage of that final dealer price.

So our belief is we will get slightly more than what we get from Europe but clearly not what we’re generating from the U.S. But of course we won’t take on the sales and marketing piece.

Daniel Mallin:	Right, now let me ask you about the PTFE. You know, it’s easy to be enamored with the upside and we all like to hear about that. What about the downside? I’m just curious, I mean, you had mentioned well we just sort of manufactured to a specific specification.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

I can remember reading at least one article where there was some sort of a, you know, some kind of strange sort of extraction process that occurred where there was some kind of a gluey pink ooze that had somehow been identified in one of the graft procedures that, you know, the graft had apparently acted like a filtration. I don’t think it was an abnormal case but it was at least reported in the literature.

You know, I can sort of imagine if you’re Bard saying okay, see you guys, if you ever have to go knocking on their door again well oh by the way the price just went up by 400% and I’d hate to think of what that would do to your gross margins.

But I guess I know FDA probably doesn’t put dramatic constraints in terms of alternative materials. I’m just wondering if you can give us some indication of the internal protocol that give us a higher confidence that transferred to an internally sourced material will proceed without a whole lot of risk.

Paul McCormick:	Well keep in mind this is not the first time this has happened. Before Bard we had another supplier. We actually were selling in Europe and we did our Phase 1 clinical trial in the U.S. with that other manufacturer.

And provided that the material meets all the specifications to verse, strength, water entry pressure, suture retention, things of that nature, it’s the same material. So in essence we qualified a second vendor and that vendor is Endologix.

Daniel Mallin:	So there are no — do you have in mind a protocol of sort of transferring over slowly? You’re beginning to, you know, phase some of this in to see if there

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

are any incidents? Or, you know, are you going to be tracking this internally I imagine.

Paul McCormick:	We track all our lots internally for, you know, a number of reasons. But, you know, we’ve tested the material. It is — it meets the same specifications. There would be no reason to, you know, it’s the same spec just like if we’re getting a sheath of some sort. It meets all the same characteristics.

Daniel Mallin:	That’s going to be in all — an all at once switch, you know, with the ...

Paul McCormick:	We have purchased material independent on the sizing and the volume of our current inventory and product mix so it, you know, it won’t be a clean all of the sudden, day one of a given month. It will all work its way in.

And so that’s why we think we may see a modest impact at the end of the year in Q4, not quite sure if it will be there. And then over a period of, you know, the first couple of quarters in 2008 we’ll work our way to full impact.

Daniel Mallin:	Okay thank you very much, that’s very helpful. And once again, congratulations on the quarter.

Paul McCormick:	Thanks Dan.

Operator:	Gentlemen there are no further questions at this time. Do you have any closing remarks?

Paul McCormick:	Yes, once again I’d like to express our thanks to everyone for joining us today, for your questions, and for your support. We are committed to expanding the market for the Powerlink system and are investigating innovative solutions for minimally invasive AAA treatment.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-26-07/4:00 pm CT
Confirmation # 5519157

If you have any additional questions please call either Bob or me and we look forward to keeping you apprised of our progress. And thanks again for your interest in Endologix.

Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.
END